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EXHIBIT 99


DHANOA MINERALS PRESIDENT AND CEO INCREASES PERSONAL INVESTMENT IN COMPANY'S LATEST ROUND OF FINANCING
Friday June 22, 4:23 am ET


LEE BALAK, DHANOA MINERALS PRESIDENT AND CEO, INVESTS $1,250,000; CONFIRMING CONFIDENCE THAT THE COMPANY IS AHEAD OF SCHEDULED GROWTH

TORONTO--(BUSINESS WIRE)--Lee Balak, President and CEO of Dhanoa Minerals, Ltd. (OTCBB:DHNA -News; FWB:D7Z), announced that he has personally participated in the company's latest round of equity financing of US$ 2.5 Million by providing $1,250,000, which is half of the funds raised.

Mr. Balak disclosed his intentions to increase his holdings to the Board, in order to avoid any appearance of conflict of interest. The Board expressly waived any such conflict, and approved the transaction.

Mr. Balak stated, "I believe that the greatest expression of my confidence in Dhanoa Minerals is the fact that I am willing to invest my personal funds into the company as a shareholder. I see progress on a daily basis, and believe that in the near future the current round of invested funds will generate significant returns.

"We have experienced greater than anticipated progress in all aspects of the gold and silver production. We finalized the acquisition of the Spanish Plant. We implemented new security procedures. We installed additional cameras. We posted security on a 24/7 basis. We began the reprocessing of tailings.

"While the company's first year revenue estimates of $ 80 million are on target, I believe we can do better," said Mr. Balak. "In my opinion, this is the best investment that I could ever make."

About Dhanoa Minerals Ltd.

'Dhanoa' is a production stage company formed to acquire, explore, and develop natural resource properties. Activities include further development of the Company's business plan and raising capital. The Company has recently initiated a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio.

Forward Looking Statements

Statements contained in this news release, not facts, are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to risk factors which include, no operating history, no earnings, reliance on the Company's management, the ability to implement the Company's business plan, the ability to fund the Company's business strategy, competition and general economic conditions.